EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES FIRST QUARTER PERFORMANCE

COLDWATER, MICHIGAN, May 2, 2014 - Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today announced earnings of $17,000 for the quarter ended March 31, 2014 compared to a loss of $427,000 for the same period in 2013. Basic and diluted earnings per share for the quarter ended March 31, 2014 were $0.0 compared to basic and diluted losses per share of ($1.06) for the same period in 2013.

Highlights of the quarter include the following:

•	A 33.3% decline in Nonperforming assets from $2.4 million at December 31, 2013 to $1.6 million at March 31, 2014. Nonperforming assets decreased $2.1 million, or 55% when compared to March 31, 2013.

•	An increase in Net Loans of 2.59% from $118.5 million as of December 31, 2013 to $121.6 million as of March 31, 2014.

•	A decrease in gain on sale of loans of $433,000, from $641,000 for the 1st quarter of 2013 to $208,000 for the 1st quarter of 2014.

•	A decrease in compensation and benefits of $300,000 from $1.6 million for quarter ended March 31, 2013 compared to $1.3 million for the 1st quarter of 2014.

“The return to profitability, even at this modest level, is a significant step forward,” stated Richard J. DeVries, President & CEO of Monarch Community Bancorp, Inc. and Monarch Community Bank. “Having successfully raised the $16.5 million in new equity at the end of 2013, we are now focused on profitable growth and on the maintenance of high credit quality standards. During the first quarter of 2014 our loan portfolio grew by 2.59%, which is the second consecutive quarter-to-quarter increase in the past 21 quarters. At the same time, non-performing assets declined 33.3% from $2.4 million at December 31, 2013 to $1.6 million at March 31, 2014. We likewise just completed our annual FDIC/State of Michigan examination, which resulted in no material findings, and we are now in full compliance with the terms of the May 2010 FDIC/State of Michigan Consent Order. Accordingly, we anticipate that this order will be lifted in the second quarter of 2014.”

Total interest income decreased from $1.95 million in the first quarter of 2013 to $1.87 million in the first quarter of 2014. This $82,000 decrease is largely due to the decrease in earning assets from period to period. Total interest expense declined $221,000 from $375,000 in the first quarter of 2013 to $154,000 in the first quarter of 2014. This was due to the overall cost of funds decreasing by 60 basis points and a decrease in higher cost Federal Home Loan Bank advances. The combined effect of these changes resulted in 1st quarter 2014 net interest income increasing $139,000 when compared to the same period in 2013.

The net interest margin for the first quarter of 2014 increased 60 basis points to 4.15% compared to 3.55% for the same period in 2013. The improvement in the margin continues to be largely due to the decline in cost of funds as management continues to monitor cost of funds.

Net interest income after the provision for loan losses increased to $1.7 million, for the three months ended March 31, 2014 compared $1.58 million to the same period in 2013. The Bank recorded no provision for loan losses for the first quarter of 2013 or first quarter of 2014. Non-performing assets totaled $1.6 million as of March 31, 2014 compared to $2.4 million as of December 31, 2013, a decrease of $800,000, or 33.3%. The Company recorded a net recovery of $5,000 for the first quarter ended March 31, 2014 compared to a net charge off of $390,000 for the quarter ended March 31, 2013.

Non-interest income for the quarter ended March 31, 2014 decreased $361,000, or 29.64%, to $857,000 from $1.2 million, when compared to the same period a year ago. The decrease is mainly attributable to the decline in the gain on sale of loans which was a result of the slow-down in residential lending as rates rose in the second half of 2013 and remained higher during the first quarter of 2014 than rates were during the first half of 2013.

Non-interest expense decreased $567,000, or 18.16% for the quarter ended March 31, 2014 compared to the same period a year ago. The decrease is primarily due to decreases in compensation and benefits and professional fees. Compensation and benefits decreased $300,000 as a result of the reduction in staffing completed early in the fourth quarter of 2013. Other general and administrative expense decreased $78,000 for the quarter ended March 31, 2014 compared to the same period a year ago, largely due to reduction in expenses associated with travel and lodging and office supplies. The decrease in professional fees of $57,000 was attributable to decreases in legal fees associated with the loan portfolio.

Total assets were $183.5 million at March 31, 2014 compared to $171.0 million at December 31, 2013. Loans, net of allowance for loan losses and deferred loan fees, increased $3.1 million, or 2.59%, to $121.6 million at March 31, 2014 from $118.5 million at December 31, 2013. Deposits increased $8.6 million, or 5.74%, to $158.1 million during the first quarter from $149.6 million at of the end of 2013.

Stockholders’ equity increased by $154,000 at March 31, 2014 compared to December 31, 2013. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for March 31, 2014 were as follows, tier 1 leverage ratio: 10.51% and total risk based ratio: 16.49%. In May of 2010, the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank has met these requirements with the completion of its $16.5 million private placement during the fourth quarter of 2013. The Bank was well capitalized according to the FDIC definition as of March 31, 2014.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties and loan production offices in Kalamazoo, Calhoun, Ingham, Lenawee, Kent, Livingston and Jackson counties and one in Steuben County, Indiana.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited)

	March 31, 2014	December 31, 2013
	(Dollars in Thousands)
Assets
Cash and cash equivalents	$24,503	$15,391
Securities	24,397	24,053
Loans	122,306	118,945
Other assets	12,340	12,578

Total assets	$183,546	$170,967

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$158,145	$149,555
Borrowings	4,000	—
Other liabilities	1,526	1,691

Total liabilities	163,671	151,246

Stockholders’ equity	19,875	19,721

Total liabilities and stockholders’ equity	$183,546	$170,967

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(Dollars in Thousands)
Interest Income	$1,869	$1,951
Interest Expense	154	375

Net Interest Income	1,715	1,576
Provision for Loan Losses	—	—

Net Interest Income After Provision for Loan Losses	1,715	1,576
Noninterest Income	857	1,218
Noninterest Expense	2,555	3,122

Income - Before income taxes	17	(328)
Income Taxes	—	—

Net Income	$17	$(328)

Dividends and amortization of discount on preferred stock	$—	$99
Net Income (loss) available to common stock	$17	$(427)

Earnings Per Share
Basic	$—	$(1.06)

Diluted	$—	$(1.06)